EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES SECOND QUARTER RESULTS
~ Second Quarter Revenue of $128.8 million ~
~ Second Quarter Diluted EPS of $0.24 and Adjusted Diluted EPS of $0.43 ~
~ Updates Outlook to Reflect the Acquisition of the Olivia Burton Brand ~
~ Board Approves Quarterly Dividend ~

Paramus, NJ – August 29, 2017 -- Movado Group, Inc. (NYSE: MOV) today announced second quarter and six month results for the period ended July 31, 2017.

—	Net sales increased 0.5% to $128.8 million, or 1.2% on a constant dollar basis
—	Operating income of $8.3 million; Adjusted operating income of $12.9 million versus $10.1 million in the prior year period
—	Diluted EPS of $0.24; Adjusted diluted EPS of $0.43 compared to $0.27 in prior year period

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We are pleased to report second quarter results, in-line with our internal expectations, reflecting progress on our strategic growth and cost savings initiatives.  Despite a challenging U.S. retail environment, our global team’s strong execution of our strategy and our increasing presence around the world led to growth in net sales with particular strength in Latin America, Europe and Asia. We are pleased to have added Olivia Burton to our family of brands in the quarter, which we believe is a perfect complement to our portfolio given its fast growth and distinctive brand identity, and have seen initial success with the integration as the brand continues to resonate with its core millennial customer. Looking ahead, we are excited about the opportunities we have in front of us to grow our recently acquired Olivia Burton brand globally, expand new business initiatives including Rebecca Minkoff and Movado Connect watches, and increase our direct-to-consumer business.  This, combined with our unique and compelling product offerings across the entire portfolio, supported by our traditional and digital advertising campaigns, positions us well for the upcoming holiday season.”

Mr. Grinberg continued, “The Company’s strong balance sheet with $162 million in cash affords us the opportunity to both invest in support of our growth and return value to our shareholders. We believe the

Board’s approval today of a quarterly dividend and a new $50 million share repurchase program is a testament to their confidence in the Company’s business model and ability to deliver long-term sustainable growth.”

During the second quarter of fiscal 2018, the Company recorded a $4.5 million pre-tax charge, with a related tax benefit of $0.1 million, or $0.19 per diluted share, in conjunction with the acquisition of the Olivia Burton brand and a $0.1 million pre-tax charge, related to a portion of the cost savings initiatives. In the first quarter of fiscal 2018, the Company recorded a $6.3 million pre-tax charge, with a related tax benefit of $1.9 million, or $0.19 per diluted share, related to its cost savings initiatives. In the first quarter of fiscal 2017, the Company recorded a $1.8 million pre-tax charge, with a related tax benefit of $0.7 million, or $0.05 per diluted share, for the immediate vesting of stock awards and certain other compensation related to the announcement of the retirement of Rick Coté, the Company’s former Vice Chairman and Chief Operating Officer, in fiscal 2017 (“COO’s retirement”).

Second Quarter Fiscal 2018 (See attached table for GAAP and Non-GAAP measures)
—	Net sales were $128.8 million compared to $128.1 million in the second quarter of fiscal 2017, an increase of 0.5%. Net sales on a constant dollar basis increased 1.2% compared to net sales in the second quarter of fiscal 2017.
—	Gross profit was $66.1 million, or 51.3% of sales, compared to $70.3 million, or 54.9% of sales, in the second quarter last year. Adjusted gross profit was $66.4 million, or 51.6% of sales, which excludes $0.3 million of amortization of acquisition accounting adjustments related to the Olivia Burton brand. The decrease in gross margin percentage was primarily the result of channel and product mix as well as changes in foreign currency exchange rates, partially offset by a reduction of certain fixed costs due to the cost savings initiatives.
—	Operating expenses decreased $2.4 million, or 3.9%, to $57.8 million. Adjusted operating expenses for the second quarter of fiscal 2018 were $53.5 million, which excludes $4.2 million of expenses and amortization related to the acquisition of the Olivia Burton brand and $0.1 million of expenses related to the cost savings initiatives. This decrease in adjusted operating expenses was primarily the result of decreased selling and other operating costs, as well as fluctuations in foreign currency rates.
—	Operating income was $8.3 million compared to operating income of $10.1 million in the second quarter of fiscal 2017. For the second quarter of fiscal 2018, adjusted operating income was $12.9 million, which excludes $4.5 million of pre-tax expenses and amortization related to the acquisition of the Olivia Burton brand and $0.1 million of expenses related to the cost savings initiatives.
—	The Company recorded a tax provision of $2.6 million which equates to an effective tax rate of 32.0% compared to a tax provision of $3.4 million, or an effective tax rate of 35.1%, in the second quarter of fiscal 2017. For the second quarter of fiscal 2018, the Company recorded an adjusted tax provision of $2.7 million or an adjusted tax rate of 21.5%.
—	Net income was $5.5 million, or $0.24 per diluted share, compared to $6.3 million, or $0.27 per diluted share, in the second quarter of fiscal 2017. Adjusted net income in the second quarter of fiscal 2018 was $9.9 million, or $0.43 per diluted share, which excludes $4.4 million of expenses and amortization, net of $0.1 million of tax, related to the acquisition of the Olivia Burton brand and $0.1 million, associated with the cost savings initiatives.

First Half Fiscal 2018 (See attached table for GAAP and Non-GAAP measures)
—	Net sales were $228.0 million compared to $242.1 million in the first six months of fiscal 2017, a decrease of 5.8%. Net sales on a constant dollar basis decreased 4.5% compared to net sales in the first six months of fiscal 2017.
—	Gross profit was $115.3 million, or 50.5% of sales, compared to $131.6 million, or 54.3% of sales in the same period last year. Adjusted gross profit for the first six months of fiscal 2018, which excludes $0.3 million of amortization of acquisition accounting adjustments related to the Olivia Burton brand and $1.4 million in charges related to the cost savings initiatives, was $116.9 million, or 51.3% of sales. The decrease of the adjusted gross margin percentage from the first half of last year was primarily the result of channel and product mix as well as changes in foreign currency exchange rates partially offset by a reduction of certain fixed costs as a result of cost savings initiatives.
—	Operating expenses were $110.6 million as compared to $116.1 million in the first six months of last fiscal year. For the first six months of fiscal 2018, adjusted operating expenses were $101.3 million, which excludes $4.2 million of expenses and amortization related to the acquisition of the Olivia Burton brand and $5.0 million of expenses related to the cost savings initiatives. For the first six months of fiscal 2017, adjusted operating expenses were $114.3 million, which excludes $1.8 million of expenses related to the COO’s retirement in fiscal 2017. The $13.0 million decrease in adjusted operating expenses was primarily the result of decreased selling and other operating costs, fluctuations in foreign currency rates and decreased marketing expenses.
—	Operating income was $4.7 million compared to operating income of $15.5 million in the first six months of fiscal 2017. Adjusted operating income for the first half of fiscal 2018, which excludes $4.5 million of expenses and amortization related to the acquisition of the Olivia Burton brand and $6.4 million of expenses related to the cost savings initiatives, was $15.6 million compared to adjusted operating income of $17.3 million for the first half of fiscal 2017, which excludes $1.8 million of expenses related to the COO’s retirement in fiscal 2017.
—	The Company recorded a tax provision in the first six months of fiscal 2018 of $2.9 million as compared to a tax provision of $5.2 million in the first six months of last year. Based upon adjusted pre-tax income, the adjusted tax provision was $4.9 million in the first half of fiscal 2018 compared to an adjusted tax provision of $5.9 million in the first half of fiscal 2017.
—	Net income was $1.3 million, or $0.06 per diluted share, compared to $9.6 million, or $0.41 per diluted share, in the first six months of fiscal 2017. Adjusted net income for the first six months of fiscal 2018 was $10.2 million, or $0.44 per diluted share, which excludes $4.4 million in expenses and amortization, net of tax, related to the acquisition of the Olivia Burton brand and $4.5 million, net of tax, related to the cost savings initiatives. For the first half of fiscal 2017, adjusted net income was $10.7 million, or $0.46 per diluted share, which excludes $1.1 million in expenses, net of tax, related to the COO’s retirement.

Updated Fiscal 2018 Outlook
The Company is updating its outlook for fiscal 2018 to reflect the addition of seven months of the Olivia Burton brand in the Company’s operations, excluding transaction related costs and the amortization of acquisition accounting adjustments. The Olivia Burton brand continues to perform in line with the Company’s expectations communicated in the July 5, 2017 announcement. Therefore, for fiscal 2018, the Company now anticipates that net sales will be in the range of $530.0 million to $545.0 million and operating income will be approximately $53.0 million to $58.0 million. The Company anticipates net income in fiscal 2018 to be approximately $35.5 million to $38.8 million, or $1.50 to $1.65 per diluted share, reflecting a 32% anticipated effective tax rate. The Company's outlook assumes no further significant fluctuations from prevailing foreign currency exchange rates.

The above outlook excludes the $7.0 million to $10.0 million pre-tax charge related to cost savings initiatives in fiscal 2018, of which $6.4 million was recorded in the first half of fiscal 2018. The Company continues to expect to realize approximately $12.0 million of savings in fiscal 2018 and estimates approximately $15.0 million in on-going annual pre-tax savings from these initiatives, with the majority in general and administrative expenses. This outlook also excludes approximately $7.0 million in anticipated pre-tax costs in fiscal 2018, of which $4.5 million was recorded in the second quarter of fiscal 2018, related to transaction costs and the amortization of acquisition accounting adjustments for the Olivia Burton brand.

Quarterly Dividend and New Share Repurchase Program
The Company announced that on August 29, 2017, the Board of Directors approved the payment on September 25, 2017 of a cash dividend in the amount of $0.13 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on September 11, 2017.

The Company also today announced that its Board of Directors has approved a new share buyback program under which the Company may purchase up to $50 million of its outstanding common shares from time to time, depending upon a variety of factors, including market and industry conditions, share price, regulatory requirements and other corporate considerations, as determined by the Company from time to time. Consistent with the Company’s prior buyback program, the primary objective of the new share repurchase program is to offset the impact of potential share dilution. The authorization expires on August 29, 2020 subject to extension or earlier termination by the Board of Directors. The Company may purchase shares of its common stock in open-market and/or privately negotiated transactions in accordance with applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, and repurchases may be executed pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934. The authorization may be suspended or discontinued at any time without notice.

Concurrent with this announcement, The Company’s Board of Directors cancelled the previously authorized $50 million share buyback program which would have expired on September 30, 2017. The Company repurchased approximately 229,000 shares, or $5.5 million, under that program.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, August 29, 2017 at 9:00 a.m. Eastern Time.  The conference call may be accessed by dialing (888) 539-3696.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com.  The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic re-play of the call will be available at 12:00 p.m. ET on August 29, 2017 until 11:59 p.m. ET on September 5, 2017 and can be accessed by dialing (844) 512-2921 and entering replay pin number 1325893.

Movado Group, Inc. designs, sources, and distributes MOVADO®, OLIVIA BURTON®, EBEL®, CONCORD®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE®, LACOSTE®, SCUDERIA FERRARI®, REBECCA MINKOFF® and URI MINKOFF® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin, adjusted operating expenses and adjusted operating income, which are gross profit, gross margin, operating expenses and operating income, respectively, under GAAP, adjusted to eliminate expenses and the amortization of acquisition accounting adjustments related to the Olivia Burton brand acquisition, charges for the cost savings initiatives and the COO’s retirement. The Company is also presenting adjusted tax provision, which is the tax provision under GAAP, adjusted to eliminate charges for the Olivia Burton brand acquisition, cost savings initiatives and the COO’s retirement. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after-tax impact of the expenses and the amortization of acquisition accounting adjustments related to the Olivia Burton brand acquisition, the cost savings initiatives and COO’s retirement. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same US dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union (including the impact of the June 23, 2016 referendum advising that the United Kingdom exit from the European Union) and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, the ability of the Company to successfully implement its business strategies, competitive products and pricing, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses (including Olivia Burton) without disruption to other business activities, the possible impairment of goodwill if the carrying value of any reporting unit were to exceed its fair value, the continuation of the company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,

	2017	2016	2017	2016

Net sales	$128,781	$128,086	$228,046	$242,149
Cost of sales	62,655	57,823	112,783	110,569
Gross profit	66,126	70,263	115,263	131,580
Operating expenses	57,809	60,172	110,594	116,111
Operating income	8,317	10,091	4,669	15,469
Interest expense	(390)	(331)	(746)	(706)
Interest income	129	36	251	93
Income before income taxes	8,056	9,796	4,174	14,856
Provision for income taxes	2,574	3,441	2,851	5,164
Net income	5,482	6,355	1,323	9,692
Less: Net income attributed to noncontrolling interests	-	49	-	78
Net income attributed to Movado Group, Inc.	$5,482	$6,306	$1,323	$9,614

Per Share Information:
Net income attributed to Movado Group, Inc.	$0.24	$0.27	$0.06	$0.41
Weighted diluted average shares outstanding	23,218	23,192	23,253	23,237

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except for percentage data)
(Unaudited)

	As Reported			% Change
	Three Months Ended		% Change	Constant
	July 31,		As Reported	Dollar

	2017	2016

Total Net sales	$128,781	$128,086	0.5%	1.2%

	As Reported			% Change
	Six Months Ended		% Change	Constant
	July 31,		As Reported	Dollar

	2017	2016

Total Net sales	$228,046	$242,149	-5.8%	-4.5%

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except per share data)
(Unaudited)

	Net Sales	Gross Profit	Operating Income	Pre-tax Income	Provisions for Income Taxes	Net Income Attributed to Movado Group, Inc.	EPS
Three Months Ended July 31, 2017
As Reported (GAAP)	$128,781	$66,126	$8,317	$8,056	$2,574	$5,482	$0.24
Olivia Burton Costs (1)		279	4,515	4,515	124	4,391	0.19
Cost Savings Initiatives (2)			85	85	19	66	0.00
Adjusted Results (Non-GAAP)	$128,781	$66,405	$12,917	$12,656	$2,717	$9,939	$0.43

Three Months Ended July 31, 2016
As Reported (GAAP)	$128,086	$70,263	$10,091	$9,796	$3,441	$6,306	$0.27

Six Months Ended July 31, 2017
As Reported (GAAP)	$228,046	$115,263	$4,669	$4,174	$2,851	$1,323	$0.06
Olivia Burton Costs (1)		279	4,515	4,515	124	4,391	0.19
Cost Savings Initiatives (2)	-	1,402	6,419	6,419	1,936	4,483	0.19
Adjusted Results (Non-GAAP)	$228,046	$116,944	$15,603	$15,108	$4,911	$10,197	$0.44

Six Months Ended July 31, 2016
As Reported (GAAP)	$242,149	$131,580	$15,469	$14,856	$5,164	$9,614	$0.41
Retirement Charge (3)	-	-	1,806	1,806	687	1,119	0.05
Adjusted Results (Non-GAAP)	$242,149	$131,580	$17,275	$16,662	$5,851	$10,733	$0.46

(1)	Related to transaction charges and the amortization of acquisition accounting adjustments associated with the acquisition of the Olivia Burton brand.
(2)	Related to a charge for severance and payroll related, other expenses and occupancy expenses.
(3)	Related to a charge for the retirement of the former Vice Chairman and Chief Operating Officer.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 31,	January 31,	July 31,
	2017	2017	2016
ASSETS

Cash and cash equivalents	$162,417	$256,279	$205,795
Trade receivables, net	81,513	66,847	72,737
Inventories	176,967	153,167	186,090
Other current assets	31,825	28,487	34,807
Total current assets	452,722	504,780	499,429

Property, plant and equipment, net	31,412	34,173	35,726
Deferred and non-current income taxes	24,924	24,837	20,656
Goodwill	56,116	-	-
Other intangibles, net	23,184	1,633	1,837
Other non-current assets	45,715	42,379	41,088
Total assets	$634,073	$607,802	$598,736

LIABILITIES AND EQUITY

Loans payable to bank, current	$5,000	$5,000	$3,000
Accounts payable	35,174	27,192	26,013
Accrued liabilities	44,192	35,061	37,676
Income taxes payable	1,730	4,149	2,120
Total current liabilities	86,096	71,402	68,809

Loans payable to bank	25,000	25,000	35,000
Deferred and non-current income taxes payable	7,759	3,322	3,089
Other non-current liabilities	37,060	34,085	32,206
Noncontrolling interests	-	-	649
Shareholders' equity	478,158	473,993	458,983
Total liabilities and equity	$634,073	$607,802	$598,736

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	July 31,

	2017	2016
Cash flows from operating activities:
Net income	$1,323	$9,692
Depreciation and amortization	6,009	5,688
Other non-cash adjustments	2,884	6,960
Cost savings initiatives	6,419	-
Changes in working capital	(26,355)	(35,413)
Changes in non-current assets and liabilities	(302)	(1,260)
Net cash (used in) operating activities	(10,022)	(14,333)

Cash flows from investing activities:
Capital expenditures	(2,005)	(1,796)
Acquisition, net of cash acquired	(78,991)	-
Restricted cash deposits	1,018	(1,156)
Short-term investment	-	(154)
Trademarks and other intangibles	(463)	(263)
Net cash (used in) investing activities	(80,441)	(3,369)

Cash flows from financing activities:
Proceeds from bank borrowings	-	3,000
Repayments of bank borrowings	-	(5,000)
Dividends paid	(5,967)	(5,970)
Stock repurchase	(1,655)	(2,858)
Other financing	(733)	(1,248)
Net cash (used in) financing activities	(8,355)	(12,076)

Effect of exchange rate changes on cash and cash equivalents	4,956	7,385
Net change in cash and cash equivalents	(93,862)	(22,393)
Cash and cash equivalents at beginning of period	256,279	228,188

Cash and cash equivalents at end of period	$162,417	$205,795